Exhibit 99
FOR IMMEDIATE RELEASE
                                                               Contact:
                                                               Richard F. Latour
                                                               President and CEO
                                                               Tel: 781-890-0177

MicroFinancial Incorporated Announces Non-Compliance Notice

Waltham, MA-- March 18, 2003-- MicroFinancial Incorporated (NYSE-MFI), a leader in Microticket leasing and finance, announced today that it has been advised by the New York Stock Exchange (NYSE) that the Company is currently not in compliance with the NYSE's continued listing standards. Specifically, MicroFinancial does not meet the following requirements based on a consecutive thirty (30) day trading period; average market capitalization of not less than $15 million and a share price of not less than $1.00.

In accordance with the continued listing criteria set forth by the New York Stock Exchange, the Company will present to the NYSE within the required 45 days, a plan which management believes has the potential to bring the Company back into compliance with the listing standards within the required timeframes.

MicroFinancial Inc. (NYSE: MFI), headquartered in Waltham, MA, and with an additional location in Woburn, MA, is a financial intermediary specializing in leasing and financing for products in the $500 to $10,000 range. The company has been in operation since 1986.

Statements in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In addition, words such as "believes,"
"anticipates," "expects," "views, " and similar expressions are intended to identify forward-looking statements. The Company cautions that a number of important factors could cause actual results to differ materially from those expressed in any forward-looking statements made by or on behalf of the Company. Readers should not place undue reliance on forward-looking statements, which reflect the management's view only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. The Company cannot assure that it will be able to successfully present and implement a plan that will bring the Company back into compliance with the NYSE listing standards within the required timeframes. Results of operations in any past period should not be considered indicative of results to be expected in future periods. Fluctuations in operating results may result in fluctuations in the price of the Company's common stock. For a more complete description of the prominent risks and uncertainties inherent in the Company's business, see the risk factors described in documents the Company files from time to time with the Securities and Exchange Commission.